EXHIBIT 10.26
Fourth Amendment to Lease Agreement
This Fourth Amendment to Lease Agreement (this “Amendment”) is entered into on March 11, 2010, but made to be retroactively effective as of March 1, 2010 (the “Effective Date”), by and among WHIPPLE ROAD HOLDINGS, LLC, a Delaware limited liability company, SFP CROSSROADS, LLC, a Delaware limited liability company, and WOODSTOCK BOWERS, LLC, a Delaware limited liability company (collectively, “Landlord”), and ABAXIS, INC., a California corporation (“Tenant”).
Recitals:
A.	Principal Development Investors, LLC, a Delaware limited liability company (“Original Landlord”), and Tenant entered into that certain Lease Agreement dated as of June 21, 2000, that certain First Amendment to Lease dated as of August 28, 2000, and that certain Second Amendment to Lease dated as of November 20, 2000, and Crossroads Technology Park, a California limited liability company, and Nearon Crossroads, LLC, a California limited liability company (collectively, “Subsequent Landlord”), successors-in-interest to Original Landlord, and Tenant entered into that certain Third Amendment to Lease dated as of April 10, 2002 (as so amended, the “Lease”), for the leasing of certain premises consisting of approximately 91,124 rentable square feet located at 3240 Whipple Road, Union City, California (the “Original Premises”) as such Premises are more fully described in the Lease.

B.	Landlord is the successor-in-interest to Original Landlord and Successor Landlord and is the owner of the interest of the “Landlord” under the Lease.

C.	Tenant desires to lease additional space in the Park and to renew and extend the Lease, and Landlord has agreed to such expansion and renewal and extension, all upon and subject to each of the terms, conditions and provisions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Recitals. Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.
     2. Extension Term. Upon the occurrence of the Effective Date, the Term shall be extended until February 28, 2021 (the “Extension Term”). From and after the Effective Date, all references in the Lease to “Expiration Date” shall mean and refer to February 28, 2021. Tenant has no remaining renewal options under the Lease, and the Option to Extend the Lease Term under Addendum 1 to the Lease is hereby deleted.
     3. Expansion Premises.
          (a) In addition to the Original Premises, as of the Expansion Premises Commencement Date (as hereinafter defined), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a portion of those certain premises located at 3200 Whipple Road, Union City, California and shown on Exhibit A attached hereto and made a part hereof (the “Expansion Premises”). Landlord and Tenant hereby agree that for purposes of this Amendment, as of the Expansion Premises Commencement Date, the rentable square footage of the Expansion Premises shall be 35,239. From and after the Expansion Premises Commencement Date, the term “Premises,” as used in the Lease, shall be and include the Original Premises and the Expansion Premises, which shall, collectively, consist of 126,363 rentable square feet. From and after the Expansion Premises Commencement Date, (a) Tenant’s Share of Operating Expenses shall be 100% of the building located at 3240 Whipple Road, Union City, California (“Building E”) and 39.6% of the building located at 3200 Whipple Road, Union City, California (“Building B”), (b) Tenant’s Share of Tax Expenses shall be 100% of Building E and 39.6% of Building B, (c) Tenant’s Share of Common Area Utility Costs shall be 100% of Building E and 39.6% of Building B and (d) Tenant’s Share of Utility Expenses shall be 100% of Building E and 39.6% of Building B. The lease of the Expansion Premises shall be for the same Term and on the same terms and conditions as set forth in the Lease, as modified by this Amendment. The “Expansion Premises Commencement Date” shall mean the later of (A) the date of satisfaction of the Expansion

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Premises Condition (as hereinafter defined) and (B) the date possession of the Expansion Premises is tendered to Tenant. Landlord shall endeavor to give Tenant notice of the date it expects to tender possession of the Expansion Premises to Tenant at least fifteen (15) days prior to such anticipated delivery date. The parties estimate that the Expansion Premises Commencement Date will be June 1, 2010; provided, however, that the foregoing is an estimate only, and in all events if Landlord cannot tender possession of the Expansion Premises to Tenant on or before the estimated Expansion Premises Commencement Date, such delay shall not render this Amendment void or voidable, or impose any liability upon Landlord for any loss or damage resulting therefrom. In addition, nothing in the preceding sentence shall prevent Landlord from delivering the Expansion Premises to Tenant on or before the estimated Expansion Premises Commencement Date.
          (b) Landlord and Tenant hereby acknowledge that (i) the Expansion Premises is currently being leased pursuant to a Lease Agreement dated July 6, 2000 (as amended from time-to-time, the “Telogy Lease”) between Original Landlord and Telogy, LLC, a Delaware limited liability company (“Telogy”) and (ii) Telogy filed a petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of California, Oakland Division (the “Bankruptcy Proceeding”). Therefore, the lease of the Expansion Premises to Tenant pursuant to this Amendment is contingent upon either (A) the rejection of the Telogy Lease as part of the Bankruptcy Proceeding or (B) the assumption of the Telogy Lease as part of the Bankruptcy Proceeding and the subsequent amendment of the Telogy Lease so as to cause it to terminate (the “Expansion Premises Condition”).
          (c) If Landlord has not tendered possession of the Expansion Premises to Tenant by October 31, 2010, then Tenant shall have the option to terminate this Lease as to all of the Premises (i.e. the Original Premises and the Expansion Premises) by delivering written notice of the exercise of its termination option (the “Termination Notice”) at any time prior to the earlier of (i) January 31, 2011 and (ii) the date possession of the Expansion Premises is tendered to Tenant. If Tenant timely delivers the Termination Notice, then (A) as of the date that Tenant delivers the Termination Notice to Tenant (the “Termination Notice Date”) Base Rent for the Original Premises shall increase to $97,273.40 per month and (B) the Lease shall terminate as of that date which is 12 months after the Termination Notice Date (such 12 month period, the “Holdover Period”). Notwithstanding the preceding, Tenant may elect to cause the Holdover Period to terminate before that date which is 12 months after the Termination Notice Date by delivering at least 180 days advance written notice to Landlord; provided, however, in no event may Tenant terminate the Holdover Period prior to that date which is 6 months after the Termination Notice Date.
     4. Base Rent.
          (a) Original Premises Base Rent. As of March 1, 2010, Base Rent for the Original Premises shall be as follows:

	Per Square
	Foot Monthly Base	Monthly
Period	Rental Rate	Base Rent
March 1, 2010 — February 28, 2011	$0.800	$72,899.20
March 1, 2011 — February 29, 2012	$0.824	$75,086.18
March 1, 2012 — February 28, 2013	$0.849	$77,364.28
March 1, 2013 — February 28, 2014	$0.874	$79,642.38
March 1, 2014 — February 28, 2015	$0.900	$82,011.60
March 1, 2015 — February 29, 2016	$0.927	$84,471.95
March 1, 2016 — February 28, 2017	$0.955	$87,023.42

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	Per Square
	Foot Monthly Base	Monthly
Period	Rental Rate	Base Rent
March 1, 2017 — February 28, 2018	$0.984	$89,666.02
March 1, 2018 — February 28, 2019	$1.014	$92,399.74
March 1, 2019 — February 29, 2020	$1.044	$95,133.46
March 1, 2020 — February 28, 2021	$1.075	$97,958.30
     Tenant agrees to pay Base Rent for the Original Premises in equal monthly installments at the place provided in the Lease on the first (1st) day of each month, in advance (subject to adjustment in accordance with the other provisions of the Lease), plus all applicable taxes thereon, together with all other amounts due under the terms of the Lease. Landlord acknowledges that Tenant paid and Landlord received Base Rent in the amount of $97,273.40 for the month of March 2010. The parties hereby agree that Tenant shall receive a credit in the amount of $24,374.20 against the payment of Base Rent for April 2010.
          (b) Expansion Premises Base Rent. As of the Expansion Premises Commencement Date, Base Rent for the Expansion Premises shall be as follows:

	Per Square
	Foot Monthly Base	Monthly
Period	Rental Rate	Base Rent
Expansion Premises Commencement Date February 28, 2011	$0.800	$28,191.20
March 1, 2011 — February 29, 2012	$0.824	$29,036.94
March 1, 2012 — February 28, 2013	$0.849	$29,917.91
March 1, 2013 — February 28, 2014	$0.874	$30,798.89
March 1, 2014 — February 28, 2015	$0.900	$31,715.10
March 1, 2015 — February 29, 2016	$0.927	$32,666.55
March 1, 2016 — February 28, 2017	$0.955	$33,653.25
March 1, 2017 — February 28, 2018	$0.984	$34,675.18
March 1, 2018 — February 28, 2019	$1.014	$35,732.35
March 1, 2019 — February 29, 2020	$1.044	$36,789.52
March 1, 2020 — February 28, 2021	$1.075	$37,881.93
     Tenant agrees to pay Base Rent for the Expansion Premises in equal monthly installments at the place provided in the Lease on the first (1st) day of each month, in advance (subject to adjustment in accordance with the other provisions of the Lease), plus all applicable taxes thereon, together with all other amounts due under the terms of the Lease.
          (c) Expansion Premises Base Rent Abatement. Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to abate Base Rent for the Expansion Premises only for the first three (3) months after the Expansion Premises Commencement Date (the “Expansion Premises Abatement Period”). The total value of the abatement granted to Tenant is $84,573.60 (the “Expansion Premises Abatement Amount”).

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Except for the Expansion Premises Abatement Amount, Tenant shall, throughout the Expansion Premises Abatement Period, be obligated to make all other payments which Tenant is obligated to make pursuant to the terms of the Lease (including, without limitation, Base Rent with respect to the Original Premises and Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses) and shall be subject to all the covenants and conditions of the Lease. Tenant agrees that if, at any time from and after the Expansion Premises Commencement Date, there is a default by Tenant which is not cured within the applicable cure period, the entire Expansion Premises Abatement Amount, with interest accrued from the date such amounts would have originally been due had payment not been deferred pursuant to this Section, shall be deemed an additional obligation payable by Tenant, and Tenant shall have no further right hereunder to non-payment of monthly Base Rent during the remainder of the Expansion Premises Abatement Period, if any.
     5. Condition of Premises.
          (a) Tenant has accepted the Original Premises and hereby acknowledges that they are suitable for Tenant’s intended use and in good operating order, condition and repair. Except as otherwise expressly set forth in the Lease, Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Original Premises for the conduct of Tenant’s business or for any other purpose, including, without limitation, any storage incidental thereto.
          (b) Tenant agrees to accept the Expansion Premises on the Expansion Premises Commencement Date as then being suitable for Tenant’s intended use and in good operating order, condition and repair in its then existing “AS IS” condition. By taking possession of the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises in good condition and repair. Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Expansion Premises for the conduct of Tenant’s business or for any other purpose, including, without limitation, any storage incidental thereto. Notwithstanding the foregoing or anything else to the contrary in this Amendment or in the Lease, Landlord warrants to Tenant that as of the Expansion Premises Commencement Date the Expansion Premises (including, without limitation, the building systems (i.e., heating, ventilation and air conditioning, plumbing, mechanical, electrical and life safety) serving the Expansion Premises) shall be (i) in good working order and condition and (ii) in compliance with the requirements of the Americans with Disabilities Act (“ADA”) (codified at 42 U.S.C. §§ 12101, et seq.) and all other applicable Laws. If there is non-compliance with such warranty, Landlord shall, as Landlord’s sole obligation with respect to such matter promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance rectify the same at Landlord’s expense. The warranty period shall be 6 months. If Tenant does not give Landlord the required notice within such 6 month period, Landlord shall have no warranty obligation under this Section 5(b) and the correction of such failure shall be made in accordance with the other terms of the Lease. Notwithstanding anything in this Section 5(b) to the contrary, Tenant shall be responsible for compliance with ADA and all other applicable Laws if the application of ADA or such other applicable Laws arises from (A) the specific manner and nature of Tenant’s use or occupancy of the Expansion Premises, as distinct from general office use, (B) alterations made by Tenant or (C) a breach by Tenant of any provisions of this Amendment or the Lease.
     6. Extension/Expansion Improvements. Any leasehold improvements to be constructed or installed in connection with the commencement of the Extension Term or the lease of the Expansion Premises (collectively, the “Extension/Expansion Improvements”) shall be at Tenant’s sole cost and expense and shall be subject to all of the terms and conditions of the Lease including, without limitation, those under Section 10.1 of the Lease. Notwithstanding the foregoing, Landlord hereby approves the installation of a second floor (including, without limitation, offices, bathrooms, kitchen, conference areas and other common areas) in either or both of the Original Premises and Expansion Premises, provided such second floor installation (i) is made in accordance with the terms and conditions of the Lease including, without limitation, Section 10.1 of the Lease and (ii) shall remain subject to Landlord’s approval rights under Section 10.1 of the Lease. Installation of such a second floor in either or both of the Original Premises and Expansion Premises shall not cause, at the time of such second floor installation or at any other time during the Term of the Lease (as extended by this Amendment and as may be extended in the future), any of the following to be increased: (a) the rentable square footage of the Premises, (b) the total Base Rent

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payable with respect to the Premises, (c) Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs or Utility Expenses and (d) the number of parking spaces allocated to Tenant.
     7. Security Deposit. Landlord currently holds a letter of credit from Comerica Bank in the amount of $97,273 (the “Existing Letter of Credit”) under the Lease. From and after the Effective Date, Tenant shall have no further obligation to provide Landlord with a letter of credit as collateral for Tenant’s performance of its obligations under the Lease, and within thirty (30) days of the Effective Date, Landlord shall return the Existing Letter of Credit to Tenant.
     8. Lease Modifications.
          (a) Effective as of the Effective Date, Landlord’s addresses for notices under the Lease shall be: (i) c/o Nearon Enterprises, 500 La Gonda Way, Suite 210, Danville, CA 94526, Attn: Greg Chabolla and (ii) c/o Woodstock Development & Investments, 330 Primrose Road, Suite 203, Burlingame, CA 94010, Attn: Kirk Charles Syme.
          (b) Effective as of the Effective Date, the number of parking spaces allocated to Tenant shall be changed from two hundred and twenty-four (224) non-exclusive and non-designated parking spaces to three hundred and nineteen (319) non-exclusive and non-designated parking spaces.
          (c) Effective as of the Expansion Premises Commencement Date, the number of parking spaces allocated to Tenant shall be changed from three hundred and nineteen (319) non-exclusive and non-designated parking spaces to four hundred and forty-two (442) non-exclusive and non-designated parking spaces.
     9. Operating Expenses; Utilities and Services.
          (a) The parties acknowledge that Building B and Building E are part of a multi-building project and that the costs and expenses incurred in connection with the Park (i.e., Operating Expenses, Tax Expenses and Common Area Utility Costs) are shared among the tenants of the buildings in the Park. Accordingly, such costs and expenses are determined annually for the Park as a whole, and a portion of such costs and expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the buildings in the Park. Such portion of Operating Expenses, Tax Expenses and Common Area Utility Costs allocated to a particular building shall include all Operating Expenses, Tax Expenses and Common Area Utility Costs attributable solely to the such building and an equitable portion of the Operating Expenses, Tax Expenses and Common Area Utility Costs attributable to the Park as a whole. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses, Tax Expenses and Common Area Utility Costs for the Park among different portions or occupants of the Park (“Cost Pools”), in Landlord’s reasonable discretion. The Operating Expenses, Tax Expenses and Common Area Utility Costs allocable to each Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner. The parties acknowledge that (i) Building B comprises 27.6% of the Park, and (ii) Building E comprises 28.3% of the Park.
          (b) The parties acknowledge that electricity charges for Building B are not billed or metered separately to the tenants of Building B. To properly allocate electricity charges for Building B to the tenants of Building B, Landlord has installed an instrument that measures electricity usage by the individual tenants of Building B and allocates electricity charges for Building B in accordance with such measurements. Therefore, notwithstanding anything in the Lease or this Amendment to the contrary, Tenant’s share of electricity charges may be more or less than Tenant’s Share of Utility Expenses depending on Tenant’s and any other tenant’s or tenants’ actual electricity use.
     10. Brokers. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Amendment other than Cornish & Carey Commercial, and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Amendment, and Landlord agrees to indemnify, defend and hold Tenant harmless

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from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Landlord with regard to this leasing transaction.
     11. Effect of Amendment. Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.
     12. Definitions. Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meaning set forth in the Lease.
     13. Tenant’s Representations. Tenant hereby represents and warrants to Landlord that (a) Tenant is in good standing under the laws of the State of California, (b) Tenant has full corporate power and authority to enter into this Amendment and to perform all of Tenant’s obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.
     14. Ratification. Except as modified by this Amendment, the Lease and all the terms, covenants, conditions and agreements thereof are hereby in all respects ratified, confirmed and approved. Tenant hereby affirms that on the date hereof, to Tenant’s actual knowledge, no breach or default by either party has occurred and that the Lease, and all of its terms, conditions, covenants, agreements and provisions, except as hereby modified, are in full force and effect with no defenses or offsets thereto.
     15. Full Force and Effect. This Amendment contains the entire understanding between the parties with respect to the matters contained herein. Except as modified by this Amendment, the Lease shall remain unchanged and shall continue in full force and effect. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Lease. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.
     16. Counterparts. This Amendment may be executed in any number of identical counterparts each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument.
     17. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.
[Signature Page Follows]

6.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Tenant:			Landlord:

ABAXIS, INC., a California corporation			WHIPPLE ROAD HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Clint Severson		By:	/s/ David S. Christensen
	Name:	Clint Severson		Name:	David S. Christensen
	Title:	CEO		Title:	Co-President & COO

By:	/s/ Alberto Santa Ines		SFP CROSSROADS, LLC,
	Name:	Alberto Santa Ines	a Delaware limited liability company
	Title:	CFO

			By:	/s/ Kirk C. Syme
				Name:	Kirk C. Syme
				Title:	Manager

WOODSTOCK BOWERS, LLC, a Delaware limited liability company

			By:	/s/ Kirk C. Syme
				Name:	Kirk C. Syme
				Title:	Manager

7.

EXHIBIT A
EXPANSION PREMISES

A-1